Exhibit 5.1

A Business Law Farm	515 Legget Drive Suite 800 Ottawa, Ontario K2K 3G4	T.613.599.9600 F.613.599.0018 info@lwlaw.com www.lwlaw.com

December 16, 2020

Canopy Growth Corporation

1 Hershey Drive

Smiths Falls, Ontario K7A 0A8

Ladies and Gentlemen:

Re:    Canopy Growth Corporation - Registration Statement on Form S-8

We have acted as counsel to Canopy Growth Corporation, a corporation incorporated pursuant to the federal laws of Canada (the “Company”), in connection with a Registration Statement on Form S-8 filed on or about December 16, 2020 with the Securities and Exchange Commission (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Act”) for the purpose of registering the issuance of: (i) 4,642,485 common shares of the Company (the “Shares”) that may be issued upon exercise or redemption of awards (the “Awards”) granted or issued under the Company’s Amended and Restated Omnibus Incentive Plan (the “Plan”) and (ii) 200,000 Shares issuable under the Canopy Growth Corporation Employee Stock Purchase Plan (the “ESPP”).

In rendering this opinion, we have examined: (i) the Plan; (ii) the ESPP; (iii) certain resolutions of the Board of Directors of the Company; (iv) the Articles of the Company, as amended and (v) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed.

In rendering the opinion expressed below, we assumed the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies, and the genuineness of all signatures.

Based upon and subject to the foregoing, and such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued upon the valid exercise or redemption of Awards in accordance with the terms of the Plan, including, in each case, receipt by the Company of payment in full for the Shares in respect of which such Awards are exercised or redeemed or upon issuance in accordance with the terms of the ESPP, as the case may be, such Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is based solely on the present laws and applicable regulations of the Province of Ontario and the laws of Canada in force therein. We express no opinion as to matters involving the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to references made to this firm in the Registration Statement and all amendments thereto. In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. The opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

Yours truly,

/s/ LaBarge Weinstein LLP